CONTACT:
Michael Archer
Senior Vice President
Corporate Controller
Camden National Corporation
(800) 860-8821
marcher@CamdenNational.com

FOR IMMEDIATE RELEASE

CAMDEN NATIONAL CORPORATION REPORTS AN 11%
INCREASE IN FIRST QUARTER 2019 EARNINGS

Q1 2019 Net Income of $14.3 Million Sets Company Record

CAMDEN, Maine, April 30, 2019/PRNewswire/--Camden National Corporation (NASDAQ: CAC; “Camden National” or the “Company”), a $4.4 billion bank holding company headquartered in Camden, Maine, reported net income for the first quarter of 2019 of $14.3 million and diluted earnings per share ("EPS") of $0.91, representing increases over the first quarter of 2018 of 11%. The Company's return on average assets was 1.33% and return on average equity was 13.13% for the first quarter of 2019.

"We are thrilled to start 2019 on such a strong note, reporting record earnings for the quarter of $14.3 million," said Gregory A. Dufour, President and Chief Executive Officer of the Company. "Our financial results are the culmination of the strategic investments we have made in products, technology and talent, all focused to continuously expand our customer base and enhance the customer experience. These investments have translated into strong loan and deposit growth that includes a 10% increase in average loans and 17% increase in average core deposits1 in the first quarter of 2019 over the first quarter last year.”

Dufour added, "In the first quarter of 2019, our net interest margin on a fully-taxable basis reached 3.18%, an increase of 8 basis points over the first quarter last year, as our core deposit growth outpaced loan growth. However, because we are asset sensitive, we anticipate that if interest rates remain at current levels or decrease there will be downward pressure on our net interest margin in future periods as funding costs continue to increase."

For the first quarter of 2019, Camden National declared a $0.30 dividend per share, which represents a $0.05 per share, or 20%, increase over the first quarter of 2018, and a dividend yield of 2.88% as of March 29, 2019 (the last business day of the first quarter).

"In January, we announced a stock repurchase plan of up to 775,000 shares of the Company's common stock. Through April 26, 2019, we repurchased 95,967 shares at an average price of $41.87 per share. We continue to be active in the market and prudently repurchase shares based on our market price," said Dufour.

FIRST QUARTER 2019 FINANCIAL HIGHLIGHTS

•	Net income and diluted EPS increased 11% over the first quarter of 2018 and 2% over last quarter.

•	Loan growth of $16.2 million and deposit growth of $113.7 million since December 31, 2018.

•	Average loan growth of 10% and deposit growth (excluding brokered deposits) of 13% over the first quarter of 2018, and a 3% increase over last quarter.

•	Net interest margin on a fully-taxable basis of 3.18% increased 8 basis points over the first quarter of 2018 and decreased 3 basis points over last quarter.

FINANCIAL CONDITION

Total assets increased 3% since December 31, 2018 to $4.4 billion at March 31, 2019. Loans grew $16.2 million, or less than 1%, over the same period, led by residential real estate loan growth of 2% and commercial loan growth of 2%. Commercial real estate loans decreased 1% over this same period, driven by larger loan prepayment activity that included a $39.2 million payout financed directly by a government-sponsored entity.

Total deposits increased 3% since December 31, 2018 to $3.6 billion at March 31, 2019. Checking balances grew 9% over this period while savings and money market balances decreased 7%. Our core deposit growth in the first quarter of 2019 was primarily driven by our larger commercial deposit relationships. These deposit relationships are subject to more variability in balances due to dependence on business-specific cash flow needs, interest rates and pricing, and other factors. Brokered deposits increased 19% over this same period, as this option provided a more cost efficient source of short-term funding.

At March 31, 2019, our loan-to-deposit ratio improved to 85%, compared to 87% at December 31, 2018 and 92% at March 31, 2018.

The Company's capital position at March 31, 2019 was well in excess of regulatory requirements, including a total risk-based capital ratio of 14.46% and a Tier I leverage ratio of 9.47%. At March 31, 2019, the Company's common equity ratio was 10.26% and tangible common equity ratio2 was 8.21%.

ASSET QUALITY

Asset quality remained strong throughout the first quarter of 2019. At March 31, 2019, non-performing assets to total assets was 0.33%, a decrease of 0.01% since December 31, 2018. Loans past due 30-89 days to total loans improved 0.03% at March 31, 2019 to 0.26%, since year-end.

At March 31, 2019, the allowance for loan losses was 0.83% of total loans and 180.81% of non-performing loans, compared to 0.82% and 171.17%, respectively, at December 31, 2018.

OPERATING RESULTS (First Quarter 2019 vs. First Quarter 2018)

Net income for the first quarter of 2019 was $14.3 million, an increase of $1.5 million, or 11%, over the first quarter of 2018. Over the same period, diluted EPS increased $0.09, or 11%, to $0.91 for the first quarter of 2019.

Net interest income for the first quarter of 2019 was $31.9 million, an increase of $3.0 million, or 10%, over the same period last year. The increase was driven by average loan growth of $269.7 million, or 10%, and strong average core deposit growth of $376.6 million, or 17%, over this period. Net interest margin on a fully-taxable basis increased 8 basis points to 3.18% for the first quarter of 2019 as deposit growth outpaced loan growth resulting in a reduction in borrowings.

The provision for credit losses for the first quarter of 2019 was $744,000, or 10 basis points of average loans for the quarter on an annualized basis, an increase of $1.2 million over the first quarter of 2018. In the first quarter of 2018, a large commercial real estate loan that was previously on non-accrual status was favorably resolved and resulted in a $978,000 release of provision expense for this loan.

Non-interest income for the first quarter of 2019 was $9.4 million, an increase of $585,000, or 7%, over the same period last year. The increase was primarily driven by an increase in customer loan swap fees of $438,000.

Non-interest expense for the first quarter of 2019 was $22.8 million, an increase of $479,000, or 2%, over the same period last year. Compensation-related costs increased 3% over this period primarily due to normal merit increases and an increase in health insurance premiums. Partially offsetting these increases was the recovery of certain collection costs in the first quarter of 2019 that resulted in a net recovery of other real estate and collection costs for the quarter of $307,000. The Company's efficiency ratio calculated in accordance with generally accepted accounting principles ("GAAP") for the first quarter was 55.19%, compared to 59.15% for the same period last year. The Company's non-GAAP efficiency ratio for the first quarter of 2019 was 54.86% compared to 58.76% for the same period last year.

OPERATING RESULTS (Linked Quarter)

Net income for the first quarter of 2019 increased $296,000, or 2%, and diluted EPS increased $0.02, or 2%, compared to the previous quarter. The increase between periods was led by a reduction in non-interest expense of $797,000 and revenue growth of $218,000.

Net interest income for the first quarter of 2019 increased $308,000, or 1%, over the last quarter. The increase was driven by an increase in average loans and deposits of 3%, and was partially offset by a decrease in net interest margin on a fully-taxable basis of 3 basis points to 3.18% for the first quarter of 2019. The decrease in net interest margin on a fully-taxable basis between periods was due to a decrease in fair value mark accretion income of $296,000. Net interest margin on a fully-taxable basis, excluding fair value mark accretion, remained consistent at 3.14% for the first quarter of 2019 and the fourth quarter of 2018.

The provision for credit losses for the first quarter of 2019 increased $737,000 over the last quarter primarily as the Company recorded $1.2 million of net recoveries in the fourth quarter upon the favorable resolution of a large commercial credit relationship.

Non-interest income for the first quarter of 2019 decreased $90,000, or 1%, over the last quarter. The decrease was driven by a decrease in debit card income of $829,000 as debit card activity peaks in the fourth quarter and fourth quarter debit card income includes an annual debit card incentive bonus. This was partially offset by an increase in customer loan swap fees of $124,000 and investment losses of $420,000 recorded in the fourth quarter of 2018.

Non-interest expense for the first quarter of 2019 decreased $797,000, or 3%, over last quarter. The decrease was largely driven by a decrease in other real estate and collection costs of $677,000 between periods as the Company recovered certain collection costs in the first quarter of 2019 that were incurred in prior periods.

ANNUAL MEETING

Camden National has scheduled its annual meeting of shareholders for Tuesday, April 30, 2019, at 3:00 p.m. local time, at Point Lookout Conference Center, The Summit, 67 Atlantic Highway, Northport, Maine 04849. The date for determining the Company's shareholders of record for the annual meeting was February 22, 2019.

CONFERENCE CALL

Camden National will host a conference call and webcast at 1:00 p.m., Eastern Time, on Tuesday, April 30, 2019 to discuss its first quarter 2019 financial results and outlook. Participants should dial in to the call 10 - 15 minutes before it begins. Information about the conference call is as follows:

Live dial-in (domestic):         (888) 349-0139
Live dial-in (international):    (412) 542-4154
Live webcast:            https://services.choruscall.com/links/cac190430.html

A link to the live webcast will be available on Camden National's website under "Investor Relations" at www.CamdenNational.com prior to the meeting, and a replay of the webcast will be available on Camden National's website following the conference call. The transcript of the conference call will also be available on Camden National's website approximately two days after the conference call.

ABOUT CAMDEN NATIONAL CORPORATION

Camden National Corporation (NASDAQ:CAC), headquartered in Camden, Maine, is the largest publicly traded bank holding company in Northern New England with $4.4 billion in assets and nearly 650 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 that offers an array of consumer and business financial products and services, accompanied by the latest in digital banking technology to empower customers to bank the way they want. The Bank provides personalized service through a network of 60 banking centers, 71 ATMs, and lending offices in New Hampshire and Massachusetts, all complemented by 24/7 live phone support. Greenwich Associates named Camden National Bank a 2018 Greenwich Customer Experience (CX) Leader in U.S. Retail Banking, a designation that recognizes top U.S. banks in customer experience. In 2018, Camden National Bank received the "Lender at Work for Maine" Award from the Finance Authority of Maine. Comprehensive wealth management, investment, and financial planning services are delivered by Camden National Wealth Management. To learn more, visit www.CamdenNational.com. Member FDIC.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including certain plans, expectations, goals, projections and other statements, which are subject to numerous risks, assumptions and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; changes in general economic conditions; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; legislative and regulatory changes that adversely affect the business in which Camden National is engaged; changes in the securities markets and other risks and uncertainties disclosed from time to time in in Camden National’s Annual Report on Form 10-K for the year ended December 31, 2018, as updated by other filings with the Securities and Exchange Commission ("SEC"). Camden National does not have any obligation to update forward-looking statements.

USE OF NON-GAAP MEASURES

In addition to evaluating the Company's results of operations in accordance with generally accepted accounting principles in the United States ("GAAP"), management supplements this evaluation with certain non-GAAP financial measures, such as return on average tangible equity; the efficiency and tangible common equity ratios; and tangible book value per share. Management utilizes these non-GAAP financial measures for purposes of measuring our performance against our peer group and other financial institutions and analyzing our internal performance. We also believe these non-GAAP financial measures help investors better understand the Company's operating performance and trends and allow for better performance comparisons to other financial institutions. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. Reconciliation to the comparable GAAP financial measure can be found in this document.

ANNUALIZED DATA

Certain returns, yields and performance ratios are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. Annualized data may not be indicative of any four-quarter period, and are presented for illustrative purposes only.

_____________________________________________________________________________________________

1	Core deposits includes non-interest checking, interest checking, savings and money market accounts.

2	This is a non-GAAP measure. Please refer to "Reconciliation of non-GAAP to GAAP Financial Measures" for further details.

Selected Financial Data (unaudited)

	At or For The Three Months Ended
(In thousands, except number of shares and per share data)	March 31, 2019	December 31, 2018	March 31, 2018
Financial Condition Data
Investments	$936,859	$926,678	$912,368
Loans and loans held for sale	3,051,237	3,030,625	2,798,696
Allowance for loan losses	25,201	24.712	22,990
Total assets	4,421,189	4,297,435	4,112,176
Deposits	3,578,197	3,464,474	3,025,580
Borrowings	325,159	341,515	622,347
Shareholders' equity	453,718	435,825	403,046
Operating Data
Net interest income	$31,895	$31,587	$28,902
Provision (credit) for credit losses	744	7	(497)
Non-interest income	9,389	9,479	8,804
Non-interest expense	22,783	23,580	22,304
Income before income tax expense	17,757	17,479	15,899
Income tax expense	3,484	3,502	3,079
Net income	$14,273	$13,977	$12,820
Key Ratios
Return on average assets	1.33%	1.32%	1.28%
Return on average equity	13.13%	13.19%	12.91%
Net interest margin (fully-taxable equivalent)	3.18%	3.21%	3.10%
Non-performing loans to total loans	0.46%	0.48%	0.69%
Non-performing assets to total assets	0.33%	0.34%	0.47%
Annualized net charge-offs (recoveries) to average loans	0.03%	(0.16)%	0.10%
Tier I leverage capital ratio	9.47%	9.53%	9.23%
Total risk-based capital ratio	14.46%	14.36%	14.32%
Per Share Data
Basic earnings per share	$0.91	$0.90	$0.82
Diluted earnings per share	$0.91	$0.89	$0.82
Cash dividends declared per share	$0.30	$0.30	$0.25
Book value per share	$29.16	$27.95	$25.89
Weighted average number of common shares outstanding	15,592,141	15,589,310	15,541,975
Diluted weighted average number of common shares outstanding	15,634,126	15,646,540	15,603,380
Non-GAAP Measures(1)
Return on average tangible equity	17.08%	17.43%	17.35%
Efficiency ratio	54.86%	56.50%	58.76%
Tangible common equity ratio	8.21%	8.02%	7.57%
Tangible book value per share	$22.81	$21.61	$19.50
(1) Please see "Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)."

Consolidated Statements of Condition Data (unaudited)

(In thousands, except number of shares)	March 31, 2019	December 31, 2018	March 31, 2018
ASSETS
Cash and due from banks	$43,722	$52,240	$48,159
Interest-bearing deposits in other banks (including restricted cash)	95,846	14,759	76,950
Total cash, cash equivalents and restricted cash	139,568	66,999	125,109
Investments:
Available-for-sale securities, at fair value (book value of $933,135, $933,399 and $914,335, respectively)	924,311	910,692	887,283
Held-to-maturity securities, at amortized cost (fair value of $1,324, $1,291 and $1,277, respectively)	1,306	1,307	1,311
Other investments	11,242	14,679	23,774
Total investments	936,859	926,678	912,368
Loans held for sale, at fair value (book value of $8,711, $4,314 and $9,502, respectively)	8,795	4,403	9,548
Loans:
Commercial real estate	1,258,474	1,269,533	1,169,533
Residential real estate	1,017,442	992,866	860,533
Commercial(1)	421,824	415,436	420,429
Consumer and home equity	344,702	348,387	338,653
Total loans	3,042,442	3,026,222	2,789,148
Less: allowance for loan losses	(25,201)	(24,712)	(22,990)
Net loans	3,017,241	3,001,510	2,766,158
Goodwill	94,697	94,697	94,697
Other intangible assets	4,054	4,230	4,774
Bank-owned life insurance	90,513	89,919	88,097
Premises and equipment, net	42,033	42,495	41,545
Deferred tax assets	18,854	23,053	23,457
Other assets	68,575	43,451	46,423
Total assets	$4,421,189	$4,297,435	$4,112,176
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest checking	$492,306	$496,729	$463,496
Interest checking	1,163,678	1,023,373	840,054
Savings and money market	1,059,897	1,137,356	1,005,329
Certificates of deposit	428,487	443,912	471,155
Brokered deposits	433,829	363,104	245,546
Total deposits	3,578,197	3,464,474	3,025,580
Short-term borrowings	256,181	270,868	552,624
Long-term borrowings	10,000	11,580	10,773
Subordinated debentures	58,978	59,067	58,950
Accrued interest and other liabilities	64,115	55,621	61,203
Total liabilities	3,967,471	3,861,610	3,709,130
Shareholders’ equity	453,718	435,825	403,046
Total liabilities and shareholders’ equity	$4,421,189	$4,297,435	$4,112,176
(1) Includes the HPFC loan portfolio.

Consolidated Statements of Income Data (unaudited)

	For The Three Months Ended
(In thousands, except per share data)	March 31, 2019	December 31, 2018	March 31, 2018
Interest Income
Interest and fees on loans	$35,721	$34,532	$29,834
Taxable interest on investments	4,994	4,708	4,225
Nontaxable interest on investments	644	659	672
Dividend income	230	319	286
Other interest income	420	235	261
Total interest income	42,009	40,453	35,278
Interest Expense
Interest on deposits	8,423	6,650	3,749
Interest on borrowings	974	1,357	1,780
Interest on subordinated debentures	717	859	847
Total interest expense	10,114	8,866	6,376
Net interest income	31,895	31,587	28,902
Provision (credit) for credit losses	744	7	(497)
Net interest income after provision (credit) for credit losses	31,151	31,580	29,399
Non-Interest Income
Service charges on deposit accounts	2,023	2,145	1,967
Debit card income	2,010	2,839	1,929
Income from fiduciary services	1,392	1,347	1,283
Mortgage banking income, net	1,252	1,156	1,391
Bank-owned life insurance	594	607	608
Brokerage and insurance commissions	585	665	650
Customer loan swap fees	525	401	87
Net loss on sale of securities	—	(420)	—
Other income	1,008	739	889
Total non-interest income	9,389	9,479	8,804
Non-Interest Expense
Salaries and employee benefits	12,978	13,080	12,562
Furniture, equipment and data processing	2,680	2,649	2,586
Net occupancy costs	1,914	1,764	1,873
Debit card expense	823	841	730
Consulting and professional fees	813	874	804
Regulatory assessments	472	490	499
Amortization of intangible assets	176	181	181
Other real estate owned and collection (recoveries) costs, net	(307)	370	75
Other expenses	3,234	3,331	2,994
Total non-interest expense	22,783	23,580	22,304
Income before income tax expense	17,757	17,479	15,899
Income tax expense	3,484	3,502	3,079
Net Income	$14,273	$13,977	$12,820
Per Share Data
Basic earnings per share	$0.91	$0.90	$0.82
Diluted earnings per share	$0.91	$0.89	$0.82

Quarterly Average Balance and Yield/Rate Analysis (unaudited)

	Average Balance			Yield/Rate
	For The Three Months Ended			For The Three Months Ended
(In thousands)	March 31, 2019	December 31, 2018	March 31, 2018	March 31, 2019	December 31, 2018	March 31, 2018
Assets
Interest-earning assets:
Interest-bearing deposits in other banks	$29,985	$24,620	$52,510	2.63%	1.57%	1.40%
Investments - taxable	851,516	830,097	826,529	2.56%	2.49%	2.22%
Investments - nontaxable(1)	94,710	97,192	99,560	3.44%	3.43%	3.42%
Loans(2):
Commercial real estate	1,281,501	1,230,791	1,171,598	4.73%	4.60%	4.20%
Residential real estate	1,008,285	973,124	860,783	4.30%	4.29%	4.12%
Commercial(1)	369,832	364,253	349,963	4.70%	4.50%	4.27%
Consumer and home equity	347,052	346,494	341,078	5.46%	5.36%	4.76%
HPFC	32,171	35,163	43,757	7.91%	7.66%	7.99%
Municipal(1)	15,333	17,520	17,277	3.60%	3.28%	3.33%
Total loans	3,054,174	2,967,345	2,784,456	4.70%	4.60%	4.30%
Total interest-earning assets	4,030,385	3,919,254	3,763,055	4.20%	4.11%	3.78%
Other assets	308,064	294,178	292,312
Total assets	$4,338,449	$4,213,432	$4,055,367

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$490,382	$523,283	$452,629	—%	—%	—%
Interest checking	1,085,301	995,333	833,410	0.98%	0.76%	0.38%
Savings	485,646	483,651	493,660	0.08%	0.06%	0.06%
Money market	582,685	553,785	487,685	1.21%	1.07%	0.66%
Certificates of deposit	443,107	444,769	472,213	1.34%	1.26%	1.00%
Total deposits	3,087,121	3,000,821	2,739,597	0.78%	0.65%	0.42%
Borrowings:
Brokered deposits	405,837	307,559	238,870	2.50%	2.28%	1.59%
Customer repurchase agreements	238,499	265,675	237,056	1.24%	1.22%	0.72%
Subordinated debentures	59,007	59,048	58,930	4.93%	5.77%	5.83%
Other borrowings	44,711	93,181	328,141	2.22%	2.29%	1.68%
Total borrowings	748,054	725,463	862,997	2.27%	2.18%	1.68%
Total funding liabilities	3,835,175	3,726,284	3,602,594	1.07%	0.94%	0.72%
Other liabilities	62,247	66,805	50,147
Shareholders' equity	441,027	420,343	402,626
Total liabilities & shareholders' equity	$4,338,449	$4,213,432	$4,055,367
Net interest rate spread (fully-taxable equivalent)				3.13%	3.17%	3.06%
Net interest margin (fully-taxable equivalent)				3.18%	3.21%	3.10%
Net interest margin (fully-taxable equivalent), excluding fair value mark accretion and collection of previously charged-off acquired loans(3)				3.14%	3.14%	3.04%

(1)	Reported on a tax-equivalent basis calculated using a federal tax rate of 21%, including certain commercial loans.

(2)	Non-accrual loans and loans held for sale are included in total average loans.

(3)
Excludes the impact of the fair value mark accretion on loans and certificates of deposit generated in purchase accounting and collection of previously charged-off acquired loans for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018 totaling $390,000, $686,000 and $558,000, respectively.

Asset Quality Data
(unaudited)
(In thousands)	At or For The Three Months Ended March 31, 2019	At or For The Year Ended December 31, 2018	At or For The Nine Months Ended September 30, 2018	At or For The Six Months Ended June 30, 2018	At or For The Three Months Ended March 31, 2018
Non-accrual loans:
Residential real estate	$5,415	$5,492	$4,720	$5,742	$6,185
Commercial real estate	975	1,380	5,517	5,600	4,603
Commercial	802	1,279	2,402	1,934	1,991
Consumer and home equity	2,476	1,861	1,647	1,700	1,464
HPFC	485	518	591	834	655
Total non-accrual loans	10,153	10,530	14,877	15,810	14,898
Loans 90 days past due and accruing	14	14	14	—	—
Accruing troubled-debt restructured loans not included above	3,771	3,893	4,039	4,000	4,361
Total non-performing loans	13,938	14,437	18,930	19,810	19,259
Other real estate owned	673	130	185	130	130
Total non-performing assets	$14,611	$14,567	$19,115	$19,940	$19,389
Loans 30-89 days past due:
Residential real estate	$2,265	$4,833	$3,816	$2,222	$2,777
Commercial real estate	2,947	2,130	574	309	1,121
Commercial	1,205	169	723	1,490	243
Consumer and home equity	1,430	1,467	902	1,258	1,190
HPFC	187	183	1,078	455	528
Total loans 30-89 days past due	$8,034	$8,782	$7,093	$5,734	$5,859
Allowance for loan losses at the beginning of the period	$24,712	$24,171	$24,171	$24,171	$24,171
Provision (credit) for loan losses	750	845	845	490	(500)
Charge-offs:
Residential real estate	11	173	231	116	31
Commercial real estate	65	512	512	512	426
Commercial	236	736	448	298	171
Consumer and home equity	24	572	451	266	175
HPFC	—	255	209	—	—
Total charge-offs	336	2,248	1,851	1,192	803
Total recoveries	(75)	(1,944)	(361)	(199)	(122)
Net charge-offs	261	304	1,490	993	681
Allowance for loan losses at the end of the period	$25,201	$24,712	$23,526	$23,668	$22,990
Components of allowance for credit losses:
Allowance for loan losses	$25,201	$24,712	$23,526	$23,668	$22,990
Liability for unfunded credit commitments	16	22	15	16	23
Allowance for credit losses	$25,217	$24,734	$23,541	$23,684	$23,013
Ratios:
Non-performing loans to total loans	0.46%	0.48%	0.65%	0.69%	0.69%
Non-performing assets to total assets	0.33%	0.34%	0.46%	0.48%	0.47%
Allowance for loan losses to total loans	0.83%	0.82%	0.81%	0.83%	0.82%
Net charge-offs (recoveries) to average loans (annualized):
Quarter-to-date	0.03%	(0.16)%	0.07%	0.04%	0.10%
Year-to-date	0.03%	0.01%	0.07%	0.07%	0.10%
Allowance for loan losses to non-performing loans	180.81%	171.17%	124.28%	119.48%	119.37%
Loans 30-89 days past due to total loans	0.26%	0.29%	0.24%	0.20%	0.21%

Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)

Return on Average Tangible Equity:
	For the Three Months Ended
(In thousands)	March 31, 2019	December 31, 2018	March 31, 2018
Net income, as presented	$14,273	$13,977	$12,820
Add: amortization of intangible assets, net of tax(1)	139	143	143
Net income, adjusted for amortization of intangible assets	$14,412	$14,120	$12,963
Average equity, as presented	$441,027	$420,343	$402,626
Less: average goodwill and other intangible assets	(98,838)	(99,015)	(99,568)
Average tangible equity	$342,189	$321,328	$303,058
Return on average equity	13.13%	13.19%	12.91%
Return on average tangible equity	17.08%	17.43%	17.35%
(1) Assumed a 21% tax rate.

Efficiency Ratio:
	For the Three Months Ended
(In thousands)	March 31, 2019	December 31, 2018	March 31, 2018
Non-interest expense, as presented	$22,783	$23,580	$22,304
Net interest income, as presented	$31,895	$31,587	$28,902
Add: effect of tax-exempt income(1)	244	251	254
Non-interest income, as presented	9,389	9,479	8,804
Add: net loss on sale of securities	—	420	—
Adjusted net interest income plus non-interest income	$41,528	$41,737	$37,960
GAAP efficiency ratio	55.19%	57.42%	59.15%
Non-GAAP efficiency ratio	54.86%	56.50%	58.76%
(1) Assumed a 21% tax rate.

Tangible Book Value Per Share and Tangible Common Equity Ratio:
	March 31, 2019	December 31, 2018	March 31, 2018
(In thousands, except number of shares and per share data)
Tangible Book Value Per Share:
Shareholders' equity, as presented	$453,718	$435,825	$403,046
Less: goodwill and other intangible assets	(98,751)	(98,927)	(99,471)
Tangible shareholders' equity	$354,967	$336,898	$303,575
Shares outstanding at period end	15,560,565	15,591,914	15,565,868
Tangible book value per share	$22.81	$21.61	$19.50
Book value per share	$29.16	$27.95	$25.89
Tangible Common Equity Ratio:
Total assets	$4,421,189	$4,297,435	$4,112,176
Less: goodwill and other intangibles	(98,751)	(98,927)	(99,471)
Tangible assets	$4,322,438	$4,198,508	$4,012,705
Common equity ratio	10.26%	10.14%	9.80%
Tangible common equity ratio	8.21%	8.02%	7.57%